Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or Jennifer.driscoll@bestbuy.com

Best Buy Announces Regular

Quarterly Cash Dividend

MINNEAPOLIS, Sept. 16, 2004 – The Board of Directors of Best Buy Co., Inc. (NYSE: BBY) has authorized payment of a regular quarterly cash dividend of 11 cents per common share, a 10-percent increase compared with the 10-cents-per-share dividend paid in the previous quarter.  The quarterly dividend is payable on Oct. 27, 2004, to shareholders of record as of the close of business on Oct. 6, 2004.  The company had 324,397,130 shares of common stock issued and outstanding as of Aug. 28, 2004.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100® growth company that continually strives to create superior customer experiences. Through more than 780 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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